Exhibit 99.2
TRANS1 INC (TSON)
Q1 2009 Earnings Call
04:30 PM April 27, 2009 ET
Operator: Good day and welcome to the TranS1, Inc. First Quarter 2009 conference call. Today’s conference is being recorded. At this time, I’d like to turn the conference over to Mr. Mark Klausner, Investor Relations. Please go ahead, sir.
Mark R. Klausner, Managing Partner, Westwicke Partners
Thanks, operator. Joining us on today’s call are TranS1’s President and CEO Rick Randall and the company’s Chief Financial Officer, Mike Luetkemeyer. If you do not have a copy of our press release, you can find it in the Investor Relations section of our website www.trans1.com.
Before we begin, I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available later today on our website and will be available for at least 30 days following the call. I would also like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call. For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008.
With that, it’s my pleasure to turn the call over to TranS1’s President and CEO, Rick Randall.
Rick Randall, President and Chief Executive Officer
Thanks Mark. Good afternoon and thank you for joining us today to discuss TranS1’s first quarter 2009 results. On today’s call, I will discuss some of the key highlights of the quarter and Mike will provide you with the details of our financial results and our updated 2009 guidance. I then would like to share with you some additional perspective on the key operating trends in our business after which we will take your questions.
Worldwide, 889 TranS1 procedures were performed and we generated $8.7 million in revenue during the first quarter. Both of these numbers reflect significant increases in continued adoption from the prior quarter and comparable period a year ago. We also made good progress operationally in the first quarter. Our direct sales force continued to mature. We ended the quarter with 65 direct reps in the field and these reps had on average approximately 10 months on the job.
On the international front, we converted Germany to a direct sales effort in the quarter with the hiring of two direct reps and one sales manager. We continue to have good success with our two-level fusion product. 22% of our procedures in the quarter were two-level cases. We remain encouraged by the early adoption, clinical results and surgeon interest.
We continued investment in our targeted surgeon education programs, hosting three regional Association of Pre-Sacral Spine Surgeon’s events in the quarter. We trained 82 physicians in the United States during the quarter and have continued to make progress in developing effective training programs to convert spine surgeon’s to users of our products.
Additionally, as of quarter end we had trained a total of 205 of our existing surgeon users on the two-level procedure. We also continued to be visible at major medical meetings like the recent AANS/CNS and the upcoming SAS.
Additionally, we continue to make progress in developing the supporting clinical evidence to proactively work with commercial payors to prospectively cover our physician reimbursement. And lastly, we continued clinical trials of our next generation PNR product in Europe. And our device has been successfully implanted in 10 patient’s to-date.

I would now like to turn the call over to Mike to review our financial results.
Mike Luetkemeyer, Chief Financial Officer
Thanks Rick and good afternoon everyone. I am pleased to report that in the first quarter of 2009 we generated revenue of $8.7 million. This compares favorably to our guidance of $7.5 million to $7.8 million and represents a 45% increase over the $6.0 million of revenue generated in the first quarter of 2008, as well as the sequential increase of 18% over the $7.4 million of revenue generated in the fourth quarter of 2008.
For the first quarter of 2009, we generated 95% of our revenue or $8.2 million in the United States. In the comparable period in 2008, we generated 87% or $5.2 million of our revenue in the United States. Primary factors driving the significant increase in revenue in the United States over the comparable quarter of 2008 were an increase in procedures performed and the introduction of our two-level procedure, which also drove an increase in average selling prices.
The sequential increase in revenue in the United States was driven by an increase in procedures performed. During the first quarter of 2009, 751 procedures were performed in the United States utilizing TranS1 products. This represents a 41% increase over the 533 procedures performed in the first quarter of 2008 and a sequential increase of 100 procedures or 15% over the 651 procedures performed in the fourth quarter of 2008.
Our average selling price in the United States for the first quarter of 2009, excluding standalone sales of our percutaneous facet screw system was $10,600. This represents an increase of $1,300 over the comparable quarter of last year and is consistent with the fourth quarter of 2008.
The increase in average selling price from the first quarter of 2008 was primarily driven by the continuing traction of our AxiaLIF 360 product and the introduction of our two-level procedure. For the first quarter of 2009, 261 of the 751 AxiaLIF procedures performed in the United States, or about 35% were AxiaLIF 360 procedures and 168 or about 22% were AxiaLIF two-level procedures.
As you may recall, we initially introduced the AxiaLIF two-level procedure in the United States in May of 2008 with a limited market release followed by a full market release in the fourth quarter of 2008.
For the first quarter of 2009, we generated revenue of $297,000 from the standalone sales of our percutaneous facet screw system compared with $266,000 in the first quarter of 2008. Gross margin was 82.2% in the first quarter of 2009, this compares to 82.6% in the first quarter of 2008.
Turning to expenses, total operating expenses for the first quarter of 2009 were $12.5 million, an increase of $4.2 million from $8.3 million for the first quarter of 2008. The increase in operating expenses for the quarter were primarily the result of higher sales and marketing cost of $3.5 million, due to the continued expansion of our direct sales force, increased commissions as a result of increased sales, and higher training and promotional expense. Other and interest income, which primarily consists of interest income, was $217,000 in the first quarter of 2009. This compares to $940,000 in the first quarter of 2008. The significant decrease in the first quarter other and interest income was primarily the result of rapidly falling interest rates and a conservative and very liquid nature of our investment portfolio.
Our GAAP net loss for the first quarter of 2009 was $5.2 million or $0.25 per share, and on a non-GAAP basis, adjusting for non-cash stock compensation charges of $643,000 in the quarter, our net loss was $4.5 million or $0.22 per share. This compares to our previously issued guidance for the first quarter on a GAAP basis of a loss of $0.30 to $0.32 per share, and on a non-GAAP basis of a loss of $0.25 to $0.27 per share.
At the end of the first quarter of 2009, we had $72.1 million in cash, cash equivalents and short-term investments with no debt. Our operating cash burn for the first quarter, defined as cash used in operating activities and investment in fixed assets, was $5.2 million.
With regard to guidance, we anticipate revenue for the second quarter of 2009 to be in the range of $8.7 million to $9.0 million, based on estimated average shares outstanding for the quarter of approximately 20.6 million, the

GAAP loss per share to be in the range of $0.33 to $0.35, and the non-GAAP loss per share to be in a range of $0.28 to $0.30.
For the total year 2009, we are narrowing our revenue guidance and now expect revenue to be in the range of $34.0 million to $36.0 million and based on estimated average shares outstanding for the year of approximately 20.6 million, the GAAP loss per share to be in the range of $1.29 to $1.35 per share, and non-GAAP loss per share to be in the range of $1.08 to $1.14 per share.
Rick, back to you.
Rick Randall, President and Chief Executive Officer
Thanks Mike. Before we open the call up for questions, I’d like to spend a few minutes providing some details on the key operating trends from the quarter. As we shared with you on our last two calls, our historical data demonstrates that sales productivity per rep increases along a pretty consistent curve, and it takes a new rep approximately 18 to 20 months to achieve a $1.0 million revenue run-rate.
As our direct sales force has matured, they have continued to perform in line with this expected maturity curve. We added 12 new reps in the quarter and ended the quarter with 65 direct reps in the field. These reps had, on average, approximately 10 months on the job. As we progress through 2009, we continue to expect to expand our direct sales force to 80 reps by the end of the calendar year.
In addition, we intend to add six clinical support specialists to assist our direct reps with case coverage. As we’ve discussed before, some of the new reps we are hiring will move into territories – well in the new territories, while others will be placed into territories to support a fully productive rep.
We have begun applying this team approach successfully in a few markets, like Los Angeles, where we had one of our most productive reps, whose ability to sell new accounts was constrained by both the size of his geographic territory and the amount of time he was spending in the OR, covering cases.
We have added two new reps in this market, to work with him to help manage the diverse geography of the LA market, and to assist with case coverage. This has allowed our experienced rep to spend more time selling new accounts and our new reps have benefited from learning how to convert surgeons to our procedure from a very experienced mentor.
We are hopeful that this measured expansion will allow us to continue to expand our footprint, further penetrate our more mature and geographically diverse markets, as well as, build a bench of experienced sales reps to mitigate any disruption from potential turnover.
On the international sales front, while we still primarily sell through distributors we are in the process of converting to a direct model in Germany, one of the most important device markets in Europe. We currently have two direct reps and a sales manager in the market.
Turning to surgeon training and education, I am pleased to report that we hosted the first three regional association of Pre-Sacral Spine Surgeon events in the first quarter in New York, Utah and Florida, and recently completed our fourth and fifth APSS events in Illinois and North Carolina.
Additionally, we will host our first international APSS in London this week in conjunction with the SAS meeting. The turn out for these events has been strong and we are encouraged by the follow through we are seeing in the market. we intend to host the second annual national APSS in the fall. Along with events like APSS, we trained 82 new physicians in the United States during the quarter on our products. We also trained an incremental 49 of our existing surgeons on the two-level procedure, bringing the total trained to 205.
As of the end of the quarter, more than 50% of the surgeons who had been trained on the two-level procedure had already completed their first case. As we see increased application of our two-level procedure in the market, we continue to benefit from our surgeon sharing their best practices in terms of patient selection, preoperative planning and technique.
On the reimbursement front, we remain diligent about helping our surgeons obtain appropriate reimbursement for our procedure. We have an 800 number and call-in resource center, up and running to assist surgeons with reimbursement issues that may arise.
We have also added two additional reimbursement specialists in the field to work with our surgeon customers and their billing specialist, to help them determine the appropriate coding for the fusion procedures they are performing. As our strong case volume this quarter would suggest, we have not seen a drop off in procedure volumes as a result of the current weak economic conditions. Having said that, we have begun to see some insurance companies raising the bar on whether to pay for fusion surgery in general or asking more patients to get a second opinion, before agreeing to cover the procedure.
As a result, we have seen some insurance-related postponements and delays. We do not believe that this is a cause for any significant concern and are convinced that our procedure with its minimally invasive approach, low complication rating, quick recovery time remains an attractive option for both patients and payors. We are continuing to see the AxiaLIF procedure discussed at major medical meetings. At the AANS/CNS meeting in Phoenix in March, we were featured in two instructional learning workshops and in nine posters. Additionally, at the SAS meeting in London this week, our procedure will be featured in two oral presentations and four posters.
Separately, our procedure was discussed in a peer-reviewed article published in the Internet Journal of Neurosurgery, which concluded that AxiaLIF in conjunction with pedicle screw placement was a feasible and safe minimally invasive technique for L5-S1 fusion and is associated with good clinical outcomes. This article along with future articles will be used as we work with commercial payors to prospectively cover our physician reimbursement.
Finally, the Phase 1 single-center feasibility study of our next generation PNR product in Europe continues to progress nicely and our surgeon investigator has implanted devices in 10 patients’ to-date, which completes the enrollment in this phase of the study. Based on the preliminary results from this trial we are expanding this trial to two new centers and plan to treat 20 additional patients. This would lead to a pivotal study in Europe, which is targeted to begin in late 2009. We continue to expect that we will receive CE Mark for the PNR in 2010. I look forward to updating you on our progress as we move this product through trials.
Before I open the call up for questions, I’d like to share my anecdotal perspective on surgeon adoption. It is beginning to feel to me that the fresh threshold for adoption is reducing overtime, as the procedure becomes more accepted by mainstream surgeons. We are finally beginning to see a broader group of surgeons incorporate our procedure in their practices and change their practice patterns.
As an example, at one of our recent APSS meetings, one of our surgeons discussed how his success with our procedure has led him to change his treatment protocol for patients with low back pain. Rather than performing multiple surgeries like discectomies in an attempt to relieve acute pain in the near term, he shared that he is now utilizing AxiaLIF more as a frontline therapy not only to treat back pain but also to arrest the disease cascade.
He further shared that he believes that in this way he is getting better results and providing his patients with a better long-term quality of life. In follow-up discussions, other experienced AxiaLIF surgeons in the audience echoed his sentiment. I am optimistic that sentiment like this is not only a harbinger of increasing adoption, but also a market expansion as our procedure is used as a definitive treatment for patients with earlier stage disease.
I’d now like to open the call for questions.
Operator: And we’ll take our first question from Doug Schenkel with Cowen and Company.
Q – Doug Schenkel
Hi, good afternoon and thanks for taking my question.
A – Mark Klausner

Hi Doug.
Q – Doug Schenkel
Hi, if my math is correct, I believe about 20 to maybe 25% of trained surgeons in the U.S. are now trained on the two-level procedure. So first off, I just want to make sure that’s right. And the, and moving beyond that, I think last quarter, you talked about how a lot of training efforts have been targeted at getting existing TranS1 surgeons trained on the two-level and that this to some degree has come at the expense of training new surgeons from a bandwidth standpoint.
I was just wondering, beyond giving us an update on the percentage of surgeons trained on the two-level, if you could provide an update on the dynamic of focusing more on training two-level surgeons versus new surgeons and whether this is having an impact, and in terms of I guess what you call backlog and demand for first time training.
A – Mike Luetkemeyer
Hi, Doug, it’s Mike. If you look at the number of physicians that we have trained in the U.S. since commercialization; that’s now a little over a 1,000, it’s about through the end of last quarter about a 1,038 and we had trained 205 of those surgeons on the two-level product. Now probably more importantly than how many we’ve trained to-date is “what’s the current active surgeon base?” And that’s – we ended the quarter at 365 surgeons in the U.S. that were in the current active surgeon base and frankly that 205 is a subset of the 365. And as Rick said, more than half of the ones that we’ve trained – the surgeons that we’ve trained on the two-level have already performed their first case.
And no, I don’t think that training existing users on the two-level is constricting our ability in any significant way to train new surgeons. So I think we have the bandwidth and the capacity to do both.
A – Rick Randall
Yes Doug, I would further add that I believe as our sales force does mature and gains more experience then the sales management team obviously directs these folks to our best practices, that I believe we are getting more efficient in training the right surgeons. It’s not good enough just to train someone and put that notch on your gun stock.
What’s most important is we want to move these surgeons to treatment. And so I think our group in general again as they gain more experience are better targeting surgeons. I think the quality as I alluded to in the presentation, the quality of the surgeons that we are starting to find interested in this product they are no longer as much tire kickers as people intent on actually bringing this operation into their practice. So I would look forward to seeing a higher hit rate so to speak on surgeons and a higher quality of surgeon that we train.
Q – Doug Schenkel
Okay that’s helpful. And then maybe segueing to the reps you’re hiring to get a better hit rate and training. You reaffirmed your goal of getting the 80 reps by year end. Looks like that’s tracking, at least the plan if not maybe ahead of plan. In terms of beyond this year is 80 kind of the right number to be thinking about in terms of what you need to hit your long-term plans or at least your next two to three year plans or would you assume some ramp beyond the 80 this year?
A – Mike Luetkemeyer
Doug as we speak we are starting to look very closely and at the map and our growing business and we are plotting out the future growth. We’ve not yet finalized that but I think we’ll have a solid plan for next year probably by the end of this coming quarter.
Having said that and having participated in those meetings. I don’t think 80 is the final number, but I don’t think you’re going to see a constant acceleration or ramp as you’ve seen it in the past. There is basically two things that our sales person has to do. They have to obviously sell a surgeon, train a surgeon and then secondly, they have to in the culture of spine surgery attend every one of those spine surgeries where the product is used. As you and I have discussed in the past that’s expected.
Now having said that, as we grow the business if there is a geographic constrain or we look at a territory and realize that our rep as we alluded to in LA is being constrained both by geography and also by cases. It would be prudent to add more team members in the form of a clinical sales specialist to further penetrate that market. However, we have other markets and I’ll point to Ohio, where I think, our geographic distribution of our CSM Group is actually fairly well established and doesn’t need to change. On the other hand, a couple of those reps are now starting to push up against that number where we start to see their available time to sell, pinched a little bit.
So they are the proper investment and the plan going forward is to add head count in kind of a clinical specialist form, people that are used to cover cases and that’s so much your higher priced sales people.
So I think, overtime, what you’re going to see is we will continue to add in those geographic areas where there is an opportunity more clinical sales people and then you’ll also see a lower cost case coverage type person added in other territories where that’s the major constraint that we have.
Q – Doug Schenkel
Okay. And one last question and then I’ll get back in the queue. Clearly your results in the quarter came in ahead of your guidance. If I was going to pick on anything, it looks like, your gross margin was down year-over-year, and as well as sequentially, and your R&D ticked up a decent amount in dollar term sequentially. Can you just give us some color on Q1 spend and how to think about COGS and R&D spend moving forward?
A – Mike Luetkemeyer
Doug, this is Mike. Our long-term gross margin rate, I think, has settled in at about 82 to 83%. I think that for the foreseeable future that is a gross margin that we can sustain. In any given quarter, there are going to be small movements around that center. In this quarter, we happen to have a couple of onetime charges that depressed the gross margin below the midpoint of that 82 to 83. Next quarter we may have a couple of onetime benefits that move it slightly above. But I’m pretty confident that we’re going to be able to maintain a gross margin in the range of 82 to 83% as we move through the year.
R&D really didn’t tick up all that much; I think it was up about 300,000 quarter-over-quarter, when you look year-over-year and most of that was legal expenses associated with either developing or enhancing our intellectual property portfolio, and maybe 100,000 of it — about 200 was that and about 100,000 of it was R&D projects, about 125,000.
Q – Doug Schenkel
Okay. Great. Thanks again and good quarter.
A – Rick Randall
Thanks Doug.
Operator: We’ll take our next question from Matt Miksic with Piper Jaffray.
Q – Matt Miksic
Hi. Can you hear me, okay?
A – Rick Randall
Yes, Matt.
Q – Matt Miksic
Hi. Thanks for taking the question. So I guess, it looked like you saw again a little bit of sequential improvement here and Rick over the last couple of quarters, you’ve pulled together some metrics on how to measure the business and when reps will be able to deliver, what levels of revenue. Can you – is it too early to think that you need to tweak those a little bit or what you’re seeing – is what we’re seeing here just is maybe the benefit of these meetings that are layered on top of the model that you already had in place?
A – Rick Randall
That’s a good question. I do believe it is a little too early to tweak those metrics a little bit. I’m just pleased that measurements we put in place are holding. However, I do believe, as we learn from some of the things we’re doing in the field like this team model, I think what we’re seeing very early on is where we’ve employed that model, we have tweaked those metrics in those areas.
Again, you’re adding new people and teaming them up with a very experienced person in a market where, obviously, there is business. That gives you a lot more momentum than if we pick a geography where we just don’t have anyone and we pop a new person in and they are kind of again isolated out there, which is sometimes unavoidable, and so, the more of our – as we expand and we do more of this team building type expansion model, hopefully the metrics will come in line, but I am not going to make that claim until it’s measurable and more per basis.
A – Mike Luetkemeyer
Yes. Matt the early results are good. I think it’s a little too early to say that we have shifted the productivity curve, certainly that’s the goal through some of the programs that Rick talked about, and we will come back to you guys when the data supports telling you we’ve been able to shift the curve. But it’s too soon to declare a victory.
Q – Matt Miksic
Okay. Yes, I think that’s wise. And then the other question I had was around just the interest getting from surgeons, a fair amount of interest, obviously for any MIS type procedure that has faster recovery times and lower blood loss and all the things that maybe some of the other approaches would argue that they provide as well. Is there any other – is there any change in what’s driving docs interest here in the procedure? Specifically I am wondering, with everything that’s going on with the economics behind a lot of these procedures and the cost that might be taken out by an MIS procedure, is that starting to come up at all or are we still – is it still too early for that to be actually something that makes docs interested in one procedure over another?
A – Rick Randall
Matt, it is coming up, but again it’s not yet a mainstream topic or point of discussion. Two weekends ago, I was at the North Carolina APSS meeting and one of the or actually two of the surgeon speakers, who both by the way are well over 100 procedures, AxiaLIF procedures under their belt, commented on how in this economy they are actually seeing more patients find their way to the operating room – their operating room, because patients do not want to and do not feel – many patients do not feel they can afford to take three months off at their job at the current time. So, once they’ve established themselves, especially established themselves in the referral community they view this as a benefit.
The other comment one of them made is, his practice is now almost exclusively moved to workers’ comp, same kind of issue. The case workers are trying to get these people back to work and in this economy, that’s even more important than ever before and probably in this economy, more people are motivated to get fixed and get back to work. So, when you match it up with a case worker, who knows they had other patients who have responded so quickly to an operation and gotten back to their jobs so quickly, and now you have a more motivated workers’ comp patient load, those surgeons who are established in the market with this operation, where you’ve been able to establish that kind of a feedback loop are starting to see the benefit.
But again, we were at on a global basis is, we’re still pretty early in that, but that’s a nice story to have told in front of 30 other surgeons who aren’t quite looking at it that way.
Q – Matt Miksic
Alright. And then finally just on the sales force, you’ve gone – again it’s a situation where you’ve gone through a significant it seems like a significant change in the last 12, 18 months in terms of the types of reps. I’m wondering, are you – what’s the interest level, I guess what kind of candidates are you seeing? I would imagine six months ago or eight months ago you may not have been seeing as many or the types of candidates you are seeing now. Can you talk at all about that?
A – Rick Randall
Yes. Two weeks ago we had a sizable sales training group here in Wilmington. And our Director of Professional Education Larry Foster, who really put our whole sales training program together almost three years ago. And has been very closely involved with training and working with every representative that we basically hired, I’d say in the last two and a half years.

He has commented to me actually over the span of the last two training classes how impressed he is with the quality of people that we are now attracting to this company. I think, that’s to be expected. It’s a function of the technology is becoming more accepted, we’re growing. The revenues are growing, and good salespeople want great technologies. In concurrent with that, there is a few technologies that are kind of hitting the wall due to capital equipment demands or whatever the effects of the current economy, and they kind of like the fact that we don’t have those constraints and we are seeing nice growth.
So I do think in general we’re pleased with the people we have and I think the quality continues of experience that we’ve been able to attract continues to move in the right direction.
Q – Matt Miksic
Okay. And that’s helpful. Thank you, Rick.
A – Rick Randall
Thank you.
Operator: We’ll go next to Vincent Ricci with Wachovia.
Hi, guys. Some good questions on the sales approach, and I’d just like to piggyback a little bit on that. You know, your SG&A has kind of popped up heavier – your sales at this point, and you have explained to us in pretty detailed fashion. How you’re expanding the force, but can you talk to us how you get that force profitable, and how do you get some good leverage out of that both from your present portfolio and things you may have to add to get more revenue out of each rep?
A – Mike Luetkemeyer
Well, this is Mike. We are – we did reiterate on this call that we plan to take the rep force to 80 by year-end and somebody else mentioned earlier that it looks like we’re either at or ahead of that plan. And we are running a little bit ahead of plan. Hopefully, we can get to 80 reps sooner rather than later this year. This, as Rick alluded earlier, will be the last year of wholesale adds in the sales force. Going forward, we hope to get and intend to get some pretty significant leverage out of the existing sales force and the incremental adds that we put in markets opportunistically along with the less expensive clinical support specialists to support the growing case volume.
This should be the year that the cash burn is the highest for the company. I’ve said before, and I think, I said on the last call that we expect this year to burn in the range of $25.0 to $26.0 million in cash, and then it should start to come down in 2010 as we get the leverage out of the existing trained sales force and slow down on the adds. And we, Rick and I, look each other in the eye from time to time and say our goal is still to become breakeven and turn the corner on profitability and cash flow from operations at about a $100.0 million run-rate. And we still firmly have the goal to be able to do that with the cash that we have on hand, we have no intention of going back to the market for incremental funding to get to that breakeven level.
A – Rick Randall
Vince, I think further, to further add to that, the meetings we’ve been having in modeling out 2010 and beyond, we’ve actually called those meetings the road to profitability. It started in March it had to be, like the road to whatever. March madness season, right. So the road to the final four, we had the road to profitability. It’s very important to us to do that. And we feel especially with this more and more direct model that we have in our sales distribution channel that we can spend the appropriate dollars on the appropriate activity.
And it’s simply to me, it goes back to, case coverage should not cost us, what it cost us to sell new surgeons. And as we develop out this infrastructure on the sales side, you’ll start to see it blossom into kind of a multifunctional group. And we’re all looking at a higher return on that investment overtime.
And then obviously, the last thing is we’re constantly looking for new technologies, new things that we can add into the existing procedures that we service. We know that when a surgeon passes by 50 or 60 cases, they really start to open up their clinical indications and we see their numbers grow. That’s more revenue for the same amount of time spent with that surgeon. Now as we add more products like we did with the two-level, and hopefully, other products that we can bring on board, we will get more of a – or a higher ASP that will help leverage that investment as well.

So, that’s the direction we’re heading and it’s a people and product proposition that will allow us to really gain leverage of this investment where we continue to make.
Okay, I really appreciate that. And can you just remind us with the present product portfolio that you have approved in the US, how may cases per month a rep has to do, to be breakeven or profitable?
A – Mike Luetkemeyer
Well, we have talked about it in terms of when a rep gets to $0.5 million annualized run rate in revenue and when they get to $1.0 million annualized run rate in revenue. And remember we’ve said that at 12 months the average rep on the productivity curve is doing about four cases a month and that equates to about $0.5 million revenue run rate and then it takes about 18 to 20 months to get that rep up to the eight cases per month, which is about $1.0 million annualized run rate in revenue. We really haven’t talked about what that does in terms of breakeven. But, you can do the math if we – when we get to a $100.0 million run rate we fully intend to be at breakeven.
Okay, great. Can we also just talk a little bit about your surgeon base? What is kind of the split from neurosurgeons versus orthopedics? And when you guys are approaching these different surgeon bases and do the discussions differ in their concerns or are they similar, can you just describe that to us for a little bit?
A – Rick Randall
Yes. The split is just about 50/50. I think there is a little bit of a – I think we have a little more business with the neurosurgery community in general. And it’s very interesting, because I think to generalize the neurosurgeon adopts this technology a little bit more readily than the orthopedic surgeon. I think neurosurgeons have more of a historical background and through their cranial work on minimally invasive techniques and tend not to do the ALIF as much. They tend to go in through the back. So for those reasons they’ve adopted this a little more readily than the orthopedic surgeon, that’s the pro.
The con is that as we gain adoption what the – what surgeons eventually learn is that when they put in our implant and they distract that disk space that both the back pain and the leg pain, that’s caused by the compression of the nerves as that disk is collapsed and forced pressure, bone pressure around the nerves, that that leg pain is alleviated, typically alleviated as well just by the placement of the implant. Neurosurgeons are taught that the way you decompress a nerve, is you go open, you open the back and open up the frame and you basically do a decompression.
So if a patient had both leg and back pain, a neurosurgeon would be more inclined to do a more open operation, because they need to do that decompression. Whereas an orthopedic surgeon having done typically many ALIFs they understand that when you do that indirect decompression, that often times the leg pain goes away and frankly they don’t like in general, messing around in the back near the nerves.
So what I just told you is that, neurosurgeons tend to be early adopters for us, but to expand their indications to the full complement of types of patients who truly benefit from this operation, patients with both leg and back pain, they typically take a little bit longer, more cases to work them there.
Orthopedic surgeons are typically a little more difficult to get into the game, but once we get them there we can expand those indications in general, more rapidly.
Okay, great. And lastly you touched upon some insurance push back in this environment, I was hoping you could expand upon that a little bit for us? And further we’re seeing in the device community, a lot more request for clinical effectiveness data, cost effectiveness data. Just curious your guys take is on that and any efforts you might have underway to better make your case with payors as you go through this entire reimbursement process?
A – Rick Randall
Sure. Every time a case is scheduled, we’re aware of it and every time a case is canceled or postponed, we’re aware of it. And we ask our representatives to find out why and that’s entered into our data base. So, on a daily basis, you can kind of look at that ledger and see what’s going on and over the years, we’ve been doing this from day one.

You kind of develop a sense as to why typically cases may be canceled or postponed. And the insurance wasn’t high up there as a reason why, and I would say over the last year, we’ve seen it become more and more of a reason, I would say in the last couple of quarters, we’ve seen that patients have been denied because they didn’t get a second opinion or they didn’t have instability along with their back pain, things that we typically did not see a year or two years ago. So there clearly in our view seems to be a higher threshold for some of these insurance companies. I think in general, they’re forcing the patients to do a little more work to make it a little more clear cut as to why that surgery ought to be authorized. And I just think we’re seeing a little bit more of that than we have in the past.
A – Mike Luetkemeyer
And it’s not specific to our procedure. It’s more general to having a fusion surgery approved, needing to get a second opinion to support the need for fusion. Not specific to our procedure, but more general to the fusion procedure.
A – Rick Randall
Now, specific to our procedure, obviously, as you know Vince, we had the category-three code put in place in January and that was a change in coding. We’ve actually put out a coding guide now, which has been blessed by everyone. And coding fusions is fairly complex and what we saw initially with the category-three code was right away a lot of coders in the practice went to the concern that like the Charité disc they are just not going to get paid.
And the reality is, as we’ve discussed in the past this access code is one of several codes that they employ during a typical fusion. So we have had – I would say our coding issues have been grassfires not forest fires, and so, this flares up. A coder becomes concerned, because they see a category-three code. And we either work through the rep or we work through the hotline, or now we’ve actually, as I mentioned, brought on a couple of field related personnel, who had worked by the way at St. Francis where they knew category-three code inside and out Saint Francis Medical. Those people are then, if needed, deployed and we put these fires out.
I don’t think we’ve had many instances, if any, where we just have surgeon stop doing this, but often times there is a concern when they see the category-three code, we need to work with them and once they understand the coding sequence, based on the particular operation that that surgeon does, we move through the process. So, that’s why we proactively hired these folks. And now, the plan going forward is as we bring in new surgeon on by having field base, personnel to deal with this matter. We can actually have those personnel meet with the coders before the surgeon even treats patients with AxiaLIF, so that we don’t even have the little flash fire to deal with.
Okay, great. Thanks for taking my questions.
A – Rick Randall

Thank you.
Operator: And that does conclude our question-and-answer session. At this time, I’d like to turn everything back over to you Mr. Randall for any additional or closing remarks.
Rick Randall, President and Chief Executive Officer
Thank you. Let me close by thanking all of you for taking the time to join us on our call today. The continued maturation of our sales force, which has led to an uptick and adoption in usage has me increasingly enthusiastic about our market opportunity. We sincerely appreciate your interest in TranS1 and look forward to updating you on our continued progress.
Operator: That does conclude today’s conference. Thank you for your participation.